UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

Camden National Corporation

(Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 26, 2012, Camden National Corporation (the “Company”) completed its acquisition of 15 branches from Bank of America, National Association, pursuant to the terms and conditions of the Purchase and Assumption Agreement dated as of April 23, 2012. Also on October 26, 2012, the Company sold the Rockland, Maine, Bank of America branch location, including the deposit accounts and a small volume of loans, to The First, N.A. to resolve the market competition concerns raised by the U.S. Department of Justice's Antitrust Division. The Company also sold a building located in Bangor to The First, N.A. As part of the transactions, the Company acquired approximately $300 million in deposits and approximately $6 million of performing loans, net of the divestiture, and paid a deposit premium of 3.706%.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The acquisition of the branches and related deposits and loans was not considered significant as specified in Rule 3-05(b) of Regulation S-X and therefore historical financial statements are not required.

(b)	Pro Forma Financial Information

The acquisition of the branches and related deposits and loans was not considered significant as specified in Article 11 of Regulation S-X and therefore pro forma financial information is not required.

(d)	The following exhibits are filed with this Report:

ExhibitNo.	Description
99.1	Press release dated October 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated October 31, 2012

CAMDEN NATIONAL CORPORATION
(Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan
Chief Financial Officer and Principal
Financial & Accounting Officer